EXHIBIT 1

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in Common Shares of the Issuer during the past 60 days. Such transactions involved the sale of Common Shares on the NASDAQ stock market as well as the receipt of Common Shares upon partial conversions of the Notes. Certain of the prices reported below reflect the weighted average sale price of the sale of Common Shares sold on the relevant date as well as the conversion price of Common Shares on the relevant date. Each Reporting Person hereby undertakes to provide upon request to the SEC staff full information regarding the number of Common Shares and prices at which each transaction effected by such Reporting Person was effected.

Conversion Date	Recipient(s)	Quantity	Conversion Price
11/27/2020	P2 Portfolios, LLC	718,896	$1.42
12/9/2020	P2 Portfolios, LLC	1,080,979	$1.42

Trade Date	Seller	Order Type	Quantity	Average Price
11/25/2020	P2 Portfolios, LLC	Sell	20,000	$4.00
12/01/2020	P2 Portfolios, LLC	Sell	1,792	$4.00
12/02/2020	P2 Portfolios, LLC	Sell	27,505	$4.00
12/03/2020	P2 Portfolios, LLC	Sell	62,120	$4.00
12/04/2020	P2 Portfolios, LLC	Sell	375,000	$4.12
12/07/2020	P2 Portfolios, LLC	Sell	50,000	$4.12
12/08/2020	P2 Portfolios, LLC	Sell	125,000	$4.18
12/09/2020	P2 Portfolios, LLC	Sell	79,271	$4.54